Exhibit 10.8

EXTEND HEALTH, INC.

CAMERON C. LILJENQUIST EMPLOYMENT AGREEMENT

This Agreement is entered into as of August 24, 2007 (the “Effective Date”) by and between EXTEND HEALTH, INC. (the “Company”), and CAMERON C. LILJENQUIST (“Executive”).

1.      Duties and Scope of Employment.

(a)    Position and Duties. As of the Effective Date, Executive will serve as Chief Technology Officer of the Company, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board (with Executive recusing himself from such vote.)

2.      At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.      Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of One Hundred Thirty-Five Thousand Dollars ($135,000) (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b)    Bonus. During the Employment Term, Executive will be eligible to receive a quarterly discretionary performance bonus based upon performance measurement criteria to be determined by the Board of Directors. The Board will determine whether these performance goals have been met. This bonus payment will be earned only on the date of payment, and Executive must be employed by the Company on the date of payment.

(c)    Stock Option. Executive has been granted certain stock options: (i) a stock option to purchase 55,168 shares of Company common stock granted on March 12, 2004 with a vesting commencement date of March 12, 2004; (ii) a stock option to purchase 40,000 shares of Company common stock granted on January 6, 2007 with a vesting commencement date of January 5, 2007; and (iii) a stock option to purchase 25,000 shares of Company common stock granted on August 17, 2007 with a vesting commencement date of July 27, 2007) (each, an “Option” and together, the “Options”). The Options are subject to the terms, definitions and provisions of the stock option plan under which they were granted (the Company’s 2004 Equity Incentive Plan or 2007 Equity Incentive Plan, as applicable) (each, an “Option Plan” and together, the “Option Plans”) and the stock option agreements by and between Executive and the Company relating to each Option (the “Option Agreements”), both of which documents are incorporated herein by reference.

(d)    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans (collectively, “Benefits”). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.      Vacation. Executive will be entitled to paid vacation of eighteen (18) days per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

5.      Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.      Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) Benefits as provided under the terms of any Benefits agreements or plans applicable to Executive (d) unreimbursed business expenses required to be reimbursed to Executive, and (e) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, depending on the reason for termination, Executive may be entitled to the amounts and benefits specified in Sections 7 and/or 8.

7.      Severance.

(a)    Involuntary Termination. If Executive’s employment with the Company is terminated by the Company without “Cause” (as defined herein) or the Executive resigns for Good Reason, and Executive signs and does not revoke a standard release of claims with the Company, within two and one-half (2 1/2) months following the end of the calendar year in which the Executive’s termination of employment occurs then, subject to Section 12, Executive shall be entitled to continued payments of severance pay (less applicable withholding taxes) at a rate equal to his then current Base Salary rate for a period of three (3) months from the date of termination, payable periodically according to the Company’s normal payroll practices.

(b)    Voluntary Termination; Termination by reason of Death or Disability; Termination for Cause. if Executive’s employment with the Company terminates voluntarily by Executive without Good Reason, terminates as a result of Executive’s death or Disability, or is terminated by the Company for Cause, then (i) all vesting of the Option and any additional Company stock options or other equity awards granted to Executive will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible those amounts, Benefits and rights set forth in Section 7. Except as may be provided by Section 8, if Executive’s employment with the Company terminates for any reason, all vesting of the Option and any additional Company stock options and other equity awards granted to Executive will terminate immediately.

8.      Change of Control Benefits. If within twelve (12) months following a “Change of Control” (as defined below) (i) Executive’s employment with the Company is terminated by the Company without Cause, or (ii) the Executive resigns for Good Reason, then in addition to any severance benefits to which Executive may be entitled pursuant to Section 8(a), 100% of the shares subject to the then-outstanding Options and any additional then-outstanding stock options granted to Executive to purchase Company common stock (each, an “Additional Option”) shall vest and become exercisable. Thereafter, each Option will continue to be subject to the terms, definitions and provisions of the Option Plan under which it was granted and applicable Option Agreement and each Additional Option, if any, will continue to be subject to the terms, definitions and provisions of the plan under which it was granted and the option agreement between Executive and the Company governing such stock option (together, the “Option Documents”), each of which is incorporated herein by reference. The Option Agreements are amended by this Section 8; to the extent not amended by this Agreement, the Option Agreements remain in full force and effect.

9.      Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then only that portion of the severance payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the “Section 409A Limit” (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

10.      Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s continued substantial violations of his employment duties (v) the determination by the Board in exercise of its reasonable judgment that Executive has, with full knowledge of the relevant circumstances, committed an act that (x) negatively and materially affects the Company’s business or reputation (including its relationships with its customers, suppliers or employees) and (y) (A) was taken without proper authorization or (B) was taken with proper authorization, but outside the scope of the Executive’s reasonable business judgment; or (vi) a material breach by Executive of any of the terms and conditions of this Agreement; provided however, that the conduct contemplated in clauses (iv) and (vi) shall constitute “Cause” only if Executive fails to cure such conduct within 30 days after receipt from the Board of written notice of the conduct which constitutes Cause. Termination by reason of the Executive’s death or Disability shall not be deemed a termination without Cause for purposes of this Agreement.

(b)    Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent or holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company; or (v) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)    Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d)    Disability. For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a total of ninety (90) days in any 360-day period. Whether Executive is disabled will be determined by the Company based on evidence provided by one or more physicians selected by the Company.

(e)    Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, as it has been or may be amended from time to time, and any temporary, proposed or final regulations and guidance promulgated thereunder.

(f)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(g)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (a) a material diminution of Executive’s then current Base Salary; or (b) a material change in the geographic location at which Executive must perform his services; provided that in no instance will the relocation of Executive to a facility or a location of 50 miles or less from Executive’s then current office location be deemed material for purposes of this Agreement. It is understood, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within forty-five (45) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twenty four (24) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

11.      Confidential Information. Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached as Exhibit A (the “Confidentiality Agreement”) upon commencing employment hereunder.

12.      Conditional Nature of Severance Payments. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company within two and one-half (2 1/2) months following the end of the calendar year in which the Executive’s termination of employment occurs. No severance or other benefits will be paid or provided until the separation agreement and release of claims becomes effective.

13.      Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.      Covenant Not to Compete and No Solicitation.

(a)    Covenant Not to Compete.

Executive agrees that for a period of three (3) months immediately following the voluntary or involuntary termination of Executive’s relationship with the Company for any reason, whether with or without cause, Executive shall not, directly or indirectly (other than on behalf of the Company), without the prior written consent of the Company, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below) in connection with a Competitive Business Activity. For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) with or without compensation, engaging in or serving as a partner, employee, consultant, officer, director, manager, agent, associate, or investor in any business which provides insurance agency and brokerage services for health insurance policies and administration of health reimbursement accounts, health savings accounts, and similar defined contribution employee benefits programs and services, or other products or services that are directly competitive with those of the Company or otherwise substantially similar to the services or products being sold, offered for sale or contemplated by the Company as of the date hereof or at any time prior to Executive’s termination date; (ii) directly or indirectly acquiring or having an ownership interest in, purchasing, organizing or taking preparatory steps for the organization of, any firm, partnership, corporation, entity or business engaged in the activities set forth in clause (i) above (except for ownership of one percent or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); or (iii) participating in the design, financing, operation, management, acquisition, operation, or control of any firm, partnership, corporation, entity or business described in clauses (i) or (ii) of this sentence. For all purposes hereof, the term “Restricted Territory” shall mean (i) Utah; and (ii) each and every state, city or other political subdivision of the United States of America in which the Company has engaged in business at any time from the date hereof to the expiration of the non-compete period. For all purposes hereof, the term “Customers” shall mean all persons or entities who have used or inquired of the Company’s services at any time from the date hereof to the expiration of the non-compete period, and for whom Executive performed services and/or participated in a proposal to provide services during Executive’s employment at the Company.

(b)      No Solicitation.

(i)    Non-Solicitation of Customers and Prospective Customers. During Executive’s employment and for a period of three (3) months following the voluntary or involuntary termination of Executive’s relationship with the Company for any reason, whether with or without cause, Executive agrees to abide by the following restrictions: (i) Executive shall not interfere with existing Customer relationships of the Company and shall not solicit or attempt to take away any business of the Company that was either under way or was about to begin following the voluntary or involuntary termination of Executive’s relationship with the Company for any reason, whether with or without cause; and (ii) Executive shall not interfere or compete in any way with any proposal efforts of the Company already in progress (that is, a proposal sent to or being then currently developed for a specific Customer or Customers, or contemplated to be submitted to a specific Customer or Customers by the Company within two (2) years) following the voluntary or involuntary termination of Executive’s relationship with the Company for any reason, whether with or without cause; and (iii) Executive shall not make use of any of Executive’s personal or business relationships or business contacts developed during the course of employment with the Company and utilized for business purposes within the two (2) years prior to the voluntary or involuntary termination of Executive’s relationship with the Company for any reason, whether with or without cause, for the benefit of Executive or any third party, in a competitive manner with respect to the business of the Company.

(ii)    Non-Solicitation of Others. Executives agree that for a period of three (3) months immediately following the termination of Executive’s relationship with the Company, whether Executive resigns voluntarily or is terminated by the Company involuntarily, Executive will not solicit, encourage, or induce, or cause to be solicited, encouraged, or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor, or contractor who conducted business with the Company at any time during the two-year period preceding the termination of Executive’s employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Executive otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor, or contractor.

(c)      Separate Covenants. The covenants contained in subsections (a) and (b) above shall be construed as a series of separate covenants, one for each state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections (a) and (b) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsections (a) and (b) above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic, or scope limitations, as the case may be, permitted by applicable laws.

(d)    Acknowledgements. Executive acknowledges that that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) the Company is engaged in a highly competitive industry; (ii) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of the Company; (iii) there is a potential for disclosure of the Company’s trade secrets if Executive were to become employed with a competitor; (iv) in the event Executive’s employment with the Company ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement; and (v) this Agreement provides no more protection than is necessary to protect the Company’s interest in the goodwill, trade secrets and confidential information of its business. Executive agrees and understands that the Company conducts business, and licenses, sells and markets products throughout the United States, and that given the nature of the Company’s business, the territorial restriction stated herein is reasonable and crafted as narrowly as possible to protect the Company’s legitimate business interests.

15.      Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Extend Health, Inc.

330 Primrose Road, Suite 610

Burlingame, CA 94010

Attn: Bryce A. Williams

If to Executive:

at the last residential address known by the Company.

16.      Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.      Arbitration.

(a)    General. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the company, in their capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth under Utah Law. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)    Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in Salt Lake County, Utah. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.

(c)    Remedy. Except as provided by the Rules and this agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the rules and this agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law. Nothing in this agreement or in this provision is intended to waive the provisional relief remedies available under the Rules.

(d)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

18.      Integration. This Agreement, together with the Option Documents and the Confidentiality Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

19.      Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.      Governing Law. This Agreement will be governed by the laws of the State of Utah (with the exception of its conflict of laws provisions).

21.      Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

EXTEND HEALTH, INC.

By:	/s/ Joseph J. Murad	Date:	Jan. 2, 2008

Title:	SVP Corp. Development

EXECUTIVE:

/s/ Cameron C. Liljenquist	Date:	Jan. 1, 2008

Cameron C. Liljenquist

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION

AND

INVENTIONS AGREEMENT

The following confirms an agreement between me and Extend Benefits Group LLC (hereafter referred to as the “Company”) which is a material part of the consideration for my employment by the Company:

22.	I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, clients, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the C ompany from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

23.	I understand that the Company possesses “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer and client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

24.	In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, patent rights, copyrights, mask work rights, trade secrets, moral rights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b) I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned pursuant to this Agreement. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to shareholders of the Company; and (iii) my copy of this Agreement.

(c) I will promptly disclose in writing to my immediate supervisor, with a copy to the Chief Executive Officer of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Chief Executive Officer of the Company or to any persons designated by the Company, all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company or my departure. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, including any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any rights I may have or acquire in such Inventions.

(e) I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

(f) I have attached as Exhibit B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine such an existing Invention or improvement owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Invention or improvement as part of or in connection with such product, process or machine.

(g) During the term of my employment and for one (1) year thereafter, I will not (i) encourage or solicit any employee of the Company to leave the Company for any reason (this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel) or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company (including any former customer of the Company) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship [or (iii) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any business similar or related to the business of the Company].

(h) Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days of such submission, the Company agrees to notify me, whether the Company believes such material contains any Proprietary Information, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information. I further agree to obtain the consent of the Company prior to any review of such material by persons outside the Company.

(i) I agree that during my employment with the Company, I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends, and vacation time, while I am employed by the Company.

(j) I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

25.	I agree that I am employed on an “at-will” basis. This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the complete agreement between the Company and me on this term of my employment. I further agree that this term can only be modified by an officer of the Company and he or she can only do so in a writing signed and dated by him or her and me.

26.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

27.	This Agreement shall be effective as of the first day of my employment with, or, if earlier, the first day of my rendering services to the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

28.

I agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law. Furthermore, I agree to indemnify the Company against and shall reimburse the Company for and in respect of any and all claims, demands, losses, cost, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys’ fees and expenses that the Company shall incur or suffer and which arise from, are attributable to, by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of my agreements or covenants contained in this Agreement.

29.	This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

30.	Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Employee Name (Please Print)

Employee Signature

Dated as of

EXHIBIT A

Section 2870. Invention on Own Time — Exemption from Agreement

1.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(b)	Result from any work performed by the employee for his employer.

2.	To the extent a provision in an employment agreement purports to require an employee t o a ssign an invention otherwise e xcluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

1.	The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by Extend Benefits Group LLC (the “Company”) that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

No Inventions or improvements.

See below: Any and all Inventions regarding: Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

No materials or documents

See below:

Employee Name (Please Print)

Employee Signature

Dated as of